Exhibit 2.2

Trip.com Group Limited—Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Certificate No.	Ordinary Shares
[cert no.]	[no. of shares]

US$1,750,000 Share Capital divided into

175,000,000 Ordinary Shares of US$0.01 par value each

THIS IS TO CERTIFY THAT	[name of shareholder]

is the registered holder of	[no. of shares]

Ordinary Shares in the above-named Company subject to the Memorandum and articles of association thereof.

EXECUTED for and on behalf of the said Company on              20

DIRECTOR